Exhibit 23.1

June 23, 2010

The Board of Directors
China XD Plastics Company Limited
No. 9 Dalian North Road
Haping Road Centralized Industrial Park
Harbin Development Zone
Heilongjiang Province
People’s Republic of China 150060

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 of our report dated April 14, 2010, relating to the consolidated financial statements of China XD Plastics Company Limited and subsidiaries (the “Company”), appearing in the Company’s Annual Report on Form 10-K  for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Yours faithfully,

/s/ Moore Stephens
Certified Public Accountants
Hong Kong